Exhibit 99.5

PROFESSIONAL SERVICES CONTRACT

THIS PROFESSIONAL SERVICES CONTRACT (“Contract”) is effective as of February 12, 2013 (“Effective Date”), by and between Constellation Brands, Inc. (“Client”), with an address of 207 High Point Drive Building 100, Victor, NY 14564, and Achieve Brand Integrity, LLC, (“Contractor”), with an address of 60 Park Avenue, Rochester, New York 14607.
WHEREAS, Client and Contractor desire to enter into an agreement for the performance by Contractor of professional services (“Services”) outlined in each Statement of Work (“SOW”).
NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.
Services and Term. This Contract will commence on the Effective Date and will continue until terminated in accordance with Section 9. Each SOW will commence and be effective for the period of time specified in a SOW (each, a “SOW Term”) until such SOW expires or terminates in accordance with Section 9. All Services provided by Contractor to Client will be confirmed in one or more written SOWs, signed by both Parties, the first of which is set forth in Exhibit A, detailing the Services to be provided by Contractor thereunder, including without limitation, the SOW Term, deliverables, fees, payment terms, all as applicable to such Services (each, a “SOW”). This Contract may be used to cover Services provided by Contractor to Constellation Brands, Inc. and/or any of its affiliated entities.

2.
Fees and Invoices. Client shall pay Contractor the fees for the Services set forth in the applicable SOW. All invoices must: (a) reference the applicable SOW, (b) include sufficient detail to allow Client to validate such invoice, and (c) be sent to the address listed on the SOW.

3.	Payment Terms. Client shall pay invoices forty-five (45) days after Client’s receipt of Contractor’s written invoice.

4.
Project Expenses. Contractor agrees that project-related expenses, including, but not limited to, printing, non-local travel, and language translation services, shall only be reimbursable by Client if (i) the expenses are approved by Client in advance in writing or (ii) the expenses are reasonable and customary in nature and do not exceed $500. Contractor agrees to make every reasonable effort to keep project-related expenses to a minimum. To the extent there are project-related expenses that are reimbursable, such expenses will be billed at cost and itemized in each invoice as appropriate.

5.
Changes. Client and Contractor agree that Client may at any time and from time to time request revisions to a SOW. Contractor shall provide to Client a proposed increase or decrease in the required investment, together with an estimate as to any effect such revision will have on the SOW.

Page 1 of 17        Brand Integrity®
Brand Integrity (02.12.13).docx        The Experience Management Company

6.
Indemnification. To the fullest extent permitted by law, Contractor shall be liable for and shall indemnify, defend and hold Client, its affiliated entities and their respective officers, directors and employees, harmless from any and all claims, demands, losses, liabilities, damages, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) (“Claims”), incident to or arising directly or indirectly out of the actions or omissions of Contractor or its affiliates, contractors, or subcontractors and their respective employees and agents (including without limitation Claims for bodily injury, death or property damage) whether based upon contract, tort or any statute, ordinance, rule or regulation; provided, however, that the Claims do not arise solely out of the grossly negligent acts or willful misconduct of Client, its affiliated entities or their respective officers, directors and employees. This indemnity provision shall survive the termination or expiration of this Contract.

7.
Communications. Contractor shall forward all day-to-day communications to Client’s representative on this Contract who is Barb Egenhofer or such other individual(s) Client may subsequently identify in writing. All formal notices, including, but not limited to any formal communication regarding the termination or extension of this Contract (or any SOW) or pertaining to an interpretation regarding the provisions of this Contract (or any SOW), shall be sent in accordance with Section 21 below.

8.
Compliance with Laws. Contractor covenants to comply with all local, state and federal laws, rules, and regulations in its performance of its duties and obligations hereunder, including but not limited to obtaining and maintaining appropriate permits and licenses, and Contractor shall defend, indemnify, and save harmless Client for any violations by Contractor, its agents, or employees of Contractor’s obligations pursuant to this paragraph.

9.
Termination of Contract. Either party may terminate this Contract at any time without cause upon thirty (30) days prior written notice to the other party, at which time Contractor shall be paid compensation due under any SOW for Services performed to the termination date.

10.
Governing Law. This Contract shall be governed by the laws of the State of New York, regardless of its conflict of laws provisions, and venue for any action arising out of this Contract shall be any court with jurisdiction located in either Monroe County, New York or Ontario County, New York.

11.
Warranty. Contractor warrants that all work performed hereunder shall (a) be performed in accordance with sound business practices, (b) meet or exceed the standards prevalent in the industry for such services, and (c) be provided in a competent and professional manner. Contractor further warrants that Contractor is being paid fair market value for the products and/or services to be delivered to Client and has not received from or offered to any kickback or other improper payment from a Client employee or representative in exchange for business transactions between Client and the Contractor.

12.
Entire Contract / Assignments. The Contract including the terms of any applicable SOW represents the entire agreement between Client and Contractor regarding such Services. This Contract may be amended only in writing, signed by both parties. Contractor may not assign this Contract or its rights or obligations under this Contract without the prior written consent of Client.

Page 2 of 17        Brand Integrity®
Brand Integrity (02.12.13).docx        The Experience Management Company

13.
Independent Contractor. All work performed by Contractor in connection with the services described in this Contract shall be performed by Contractor as an independent contractor and not as the agent or employee of Client. All persons furnished by Contractor shall be for all purposes solely Contractor’s employees or agents and shall not be deemed to be employees of Client for any purpose whatsoever. Contractor shall be solely responsible for compliance with all rules, laws, and regulations relating to employment of labor, hours of labor, working conditions, payment of wages, other compensation and benefits, and payment of taxes, such as employment, Social Security, and other payroll taxes including applicable contributions for its employees.

14.	Subcontracts. Contractor is prohibited from subcontracting in the name of Client without prior written approval of Client.

15.
Use of Name. Contractor shall have no right to use Client’s name, trademark, logo or other designations in any promotion, publication, advertising, or publicity of any kind without prior written approval of a duly authorized officer of Client.

16.
Confidentiality. Contractor agrees and warrants that Contractor, its employees, agents, officers, and directors will maintain, respect and not disclose the confidentiality of Client’s proprietary or confidential information or know-how (“Confidential Information”) both during and after the term of this Contract, whether or not the Confidential Information is in written form, except to the extent necessary to perform duties on behalf of Client under this Contract. Confidential Information refers to any information, not publically known in the relevant trade or industry, which was obtained from Client, or which was learned, discovered, developed, conceived, originated, or proposed by Contractor in connection with the SOW. Such Confidential Information includes, but is not limited to, software, technical, business or personal information relating to Client’s operations, marketing, finances, strategy, employees, customers, suppliers or competitors and any other information which is identified as confidential by Client. Upon termination of this Contract or at the request of Client, Contractor agrees and warrants that it, its employees, agents, officers, and directors will deliver to Client all written and tangible material in their possession incorporating the Confidential Information or otherwise relating to Client’s business.

17.
No Consequential Damages. Neither Party shall be liable to the other for special, indirect, incidental, consequential, or punitive damages of the other or for any form of damages (even if advised of the possibility thereof) arising out of or in connection with this Contract or the subject matter hereof.

18.
Invalidity of Contract Provision. In the event that any one or more of the provisions of this Contract shall for any reason be held to be invalid, illegal, or unenforceable, the invalidity, illegality, or unenforceability shall not affect any other provision, and the Contract shall be construed as though it has not contained the invalid, illegal, or unenforceable provision.

19.
Waiver. Any failure by either party at any time to enforce or require the strict performance of any of the terms or conditions hereof shall not constitute a waiver of its rights and shall not affect or

Page 3 of 17        Brand Integrity®
Brand Integrity (02.12.13).docx        The Experience Management Company

impair either party’s right to avail itself of the remedies available for subsequent breach of such terms or conditions.

20.
Binding Contract. This Contract shall be binding upon and inure to the benefit of Client, its successors and assigns, and shall be binding upon and inure to the benefit of Contractor, its successors and permitted assigns. No addition or modification to this Contract is valid unless in writing and executed by the parties.

21.
Notice. All notices, demands or requests provided for or permitted to be given pursuant to this Contract must be in writing and shall be deemed to have been properly given or served by (i) depositing in the United States Mail, postpaid and registered or certified return receipt requested, (ii) hand delivery; or (iii) reputable express courier providing written receipt of delivery, and addressed to the addresses set forth in this Section 21. All notices, demands and requests shall be effective upon the date of actual receipt of the notice, demand or request by the addressee thereof. Rejection, or other refusal to accept, or the inability to deliver because of changed address of which no notice was given, shall be deemed to be receipt of the notice, demand or request sent. By giving at least thirty (30) days written notice thereof, both parties shall have the right from time to time and at any time during the term of this Contract to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

a.        With respect to Contractor:

Achieve Brand Integrity, LLC.
60 Park Avenue
Rochester, NY 14607

b.        With respect to CBI:
Constellation Brands, Inc.
207 High Point Drive, Building 100
Victor, New York 14564
Attention: VP, Organizational Development

together with a copy sent to the attention of the CBI Legal Department.

22.
Intellectual Property. Contractor hereby assigns, and agrees to assign, to Client its entire right, title, and interest in any and all deliverables created pursuant to this Contract (“Deliverables”). Contractor shall, and shall cause its employees and agents to, execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise assist Client to perfect the rights, title and other interests in the Deliverables expressly granted to CBI under this Agreement. To the extent the Deliverables to be provided under this Agreement include items proprietary methods or other intellectual property rights previously developed or copyrighted by Contractor, Contractor hereby grants Client a perpetual, non-transferable, royalty-free license to use such items in connection with the use of the Deliverables for its internal business purposes. Except as set forth in this Section 22, Contractor shall retain all rights to its pre-existing proprietary methods and other intellectual property rights.

Page 4 of 17        Brand Integrity®
Brand Integrity (02.12.13).docx        The Experience Management Company

23.	Insurance.

a. Required Coverages. Contractor shall obtain and maintain not less than the following insurance:
i. Commercial General Liability Insurance on an occurrence form with a per occurrence limit of at least $1,000,000 and an annual general aggregate limit of at least $2,000,000.

ii. Worker’s Compensation Insurance in amounts required by applicable law and Employers Liability Insurance with limits of at least $1,000,000 for each accident and each disease.

b. Subcontractor’s Policies. Contractor shall cause its subcontractors, if any are permitted, to obtain and maintain insurance meeting all of the requirements of Contractor’s insurance pursuant to this Section 23.

c. Proof of Insurance. Contractor shall furnish Client, or cause Client to be furnished, with certificates for all insurance policies required hereunder and of all renewals thereof prior to the expiration of any such policies. Each certificate shall provide that the applicable policy cannot be cancelled without at least thirty (30) days prior written notice to Client. Contractor shall make all of its insurance policies and all of its subcontractor’s certificates for the insurance required under this Section 23 available to Client for Client’s review at Contractor’s offices during normal business hours upon Client’s request.

d. Additional Insured; Primary Insurance. Contractor shall, and shall cause any of its subcontractors, if any are permitted, to name Client or cause Client to be named as additional insureds under any policy required under this Section 23, except Worker’s Compensation Insurance. All insurance policies of Contractor, and Contractor’s subcontractors, shall be endorsed to specify that such insurance is primary and non-contributory with respect to any insurance policies of Client.

e. Waiver of Claims; Waiver of Subrogation. Contractor hereby waives any and all rights to recover against the Company for bodily injury, including workers compensation injuries, or property damage liability claims, except for claims resulting directly from the Company’s intentional misconduct. In addition, the insurance coverage obtained to comply with the provisions of this Section 23 shall provide that the respective insurers waive their rights of such recovery against the Company. All waivers pursuant to this Section 23(e) shall also extend to parents, subsidiaries, and affiliates of Client and their respective officers, directors, agents and employees.

f. Insurance as Additional Security. The maintenance of the insurance required by this Section 23 shall neither limit nor expand Contractor’s liability under this Agreement but shall be additional security therefor.

g. Insurer; Insuring Agreements. All insurance required pursuant to this Section 23 shall be effected by valid and enforceable policies issued by insurers of responsibility and licensed or approved to do business in the affected jurisdictions, such responsibility and the insuring agreements to meet with the reasonable approval of Client. Such insurers shall have an A.M.

Page 5 of 17        Brand Integrity®
Brand Integrity (02.12.13).docx        The Experience Management Company

Best rating of A-,VII or better, unless prior written consent from CBI is given, at CBI’s sole discretion, for a lesser rating.

24.	Equal Employment Opportunity. The parties hereby incorporate the requirements of 41 C.F.R. §§ 60-1.4(a)(7), 60-250.5 and 60-741.5, if applicable.

IN WITNESS WHEROF, the parties have set forth their hands below.

CONSTELLATION BRANDS, INC.	ACHIEVE BRAND INTEGRITY, LLC

/s/ Barbara J. Egenhofer	/s/ Patrick Ahern
(Authorized Signature)	(Authorized Signature)
Barbara J. Egenhofer Vice President, OD&L/Recruiting	Patrick Ahern SVP Business Development
(Name and Title)	(Name and Title) 2.13.13

Page 6 of 17        Brand Integrity®
Brand Integrity (02.12.13).docx        The Experience Management Company

EXHIBIT A
This is a Statement of Work (“SOW”) between Constellation Brands, Inc. (“Client” or “Constellation”) and Achieve Brand Integrity, LLC; (“Contractor” or “Brand Integrity”) dated February 12, 2013. All capitalized terms used herein, but not defined herein, will have the meanings set forth in the Professional Services Contract between Client and Contractor dated February 12, 2013. Unless expressly modified herein, all terms in the Professional Services Contract shall remain unchanged and in full force and effect. If there is a conflict between the Professional Services Contract and this SOW, the Professional Services Contract will prevail.
Constellation Brands Recognition Program: Overview of Services
Phase I: Getting Started

1.	Planning

•	A project plan including tentative timeline, key milestones, and outline of roles and responsibilities will be drafted for review and sign-off by the Constellation project leader.

>	Designated day-to-day project leader to be identified by Constellation. Project leader will take ownership and be responsible for efficient scheduling of all project meetings, sessions, etc.

•	As part of the Constellation Brands Recognition program, communications will be provided and utilized throughout.

>
Brand Integrity to collaborate with Constellation project team to determine key touchpoints and provide directional content and input, recommendations, and best practices for ongoing communication with employees.

•	Constellation resources to be responsible for creative design and ongoing execution of communications.

•	Constellation to provide Brand Integrity with its top business objectives that will serve as input for designing the program and measuring recognition as a strategic leadership discipline.

>
Brand Integrity will work with project team to determine success metrics/goals specific to recognition (e.g. % participation, # of nominations, etc.) to measure progress over approximately a 12-month period.

Phase II: Enhancing the Constellation “Refreshed” Values

1.	Constellation Behavior Enhancement

•	Finalize Constellation behaviors in a way that makes them simpler and more measurable.

>	Brand Integrity to align existing Constellation behavior content with its proprietary behavior model and make recommendations for enhancement.

>	In a series of meetings (approximately two) with key Constellation leaders, gain alignment and consensus on enhanced values (behaviors) for rollout.

•	The Constellation Brands Basic Behaviors:

>	Approximately fifteen (15) behaviors all Constellation Employees can and should be held accountable for doing to deliver the desired experience to each other and customers.

Page 7 of 17        Brand Integrity®
Brand Integrity (02.12.13).docx        The Experience Management Company

Phase III: Constellation Recognition Program Rollout

1.	Potential Point™ Experience Management Platform
Platform Consulting and Technical Setup

•	Define roles and responsibilities for platform success.

•	Configure Strategic Recognition application:

>	Best practice and success capture (peer-to-peer, and managerial).

•	Determine workflow and program design:

>	Integrate relevant components of any existing Constellation recognition activities/programs.

>	Collaborate with Constellation technical team to configure one-way employee data feed from HR/payroll systems (e.g., ADP, Ceridian) and HR Data Warehouse to regularly update employee information.

>	Configure one-click access to the platform (technical integration).

>	Determine process for offline employees to participate in program.

>	Determine optimal language translation strategy[1] including what content aspects of the program need translation

•	Configure Potential Point website “look and feel.”

2.	Managing the Experience Certification (Train-the-Trainer for up to five named facilitators)
Approach
When implementing the Train-the-Trainer Managing the Experience Program, you can expect:

•	An integrated approach that combines a focus on tools and technology to support program rollout as well as strong management habits and ongoing accountability to live the Constellation Values.

•	A simple and personalized plan that guides managers to successfully influence consistency of the Constellation Values and creates the infrastructure to sustain long-term results.

•	Less reliance on Brand Integrity or other outside consultants and more focus on internal ownership to “keep the Constellation Living Values alive” and achieve key business results.

Train-the-Trainer Certification

•	Brand Integrity to provide two (2) days of certification training for up to five (5) named trainers. Training time will be allocated to capitalize on existing meeting/training infrastructure.

>	Training to take place in North America and or via web-based, online learning.

>	Training may be broken down into smaller blocks of time to best meet the needs of Constellation.

•	Brand Integrity will provide trainers with the following materials as part of the certification training:
________________________________________
1 All non-technical translation services to be performed by Constellation or an agreed-to third-party service and is not included as part of the investment contained in this scope. Although not anticipated by Brand Integrity based on discussions as of December 2012, additional technical investment may be necessary related to language translation/globalization. If additional investment is necessary, a separate statement of work would be completed for signoff by Constellation.

Page 8 of 17        Brand Integrity®
Brand Integrity (02.12.13).docx        The Experience Management Company

>	A personalized 12 month Managing the Experience Plan – recommended curriculum including how and when to introduce and roll out the Constellation Brands Recognition Program to all employees.

>	A trainer workbook inclusive of tools, techniques, and training guides for employee recognition.

•	Content also made available to trainers electronically via Potential Point (permission-based).

>	An annual Managing the Experience content license providing access to a library of tools for all managers via Potential Point.

•
As part of the Train-the-Trainer program, a Brand Integrity senior consultant will conduct a one-day Managing the Experience workshop in North America during which certified Constellation trainers will observe to reinforce learning. Multiple manager sessions can be scheduled in this day. Sessions are typically between two and three hours long. Brand Integrity to provide interactive exercises, techniques, and tools to:

>	Share best practices for capturing the Constellation Values in action and communicating with employees to improve expectation-setting and accountability.

>
Help managers learn strategic and tactical ways to make the Constellation Values a part of day-to-day conversations via decision-making, hiring and onboarding of employees, meeting communications, and linkage with critical business goals and results.

•
Brand Integrity to facilitate up to three (3) one-hour online learning seminars with trainers to reinforce training material, share best practices, and provide an overview of any new tools. Webinars to take place over one calendar year to begin after training, approximately every four (4) months.

•
Constellation trainers will have access to up to a total of ten (10) hours of ongoing support calls annually to a Brand Integrity senior consultant for questions. Constellation to determine allocation of the total ten hours. If Constellation requires more than ten hours of support in any year, such additional hours will be billed by Brand Integrity at the rate of $150 per hour.

Phase IV: Managing and Measuring the Constellation Recognition Program

1.	Ongoing Strategic Management and Measurement

•	Customer service, technical support (phone and e-mail), platform upgrades and enhancements.

>	Brand Integrity to train Constellation help desk employees via written documentation and webinar to serve as tier one technical support.

•	Dedicated Brand Integrity Account Manager (Client Partner) to:

>	Monitor participation and track success metrics.

>	Make ongoing strategic recommendations.

>	Position project team to effectively evaluate the success of the program.

Brand Integrity Deliverables

The following specific Deliverables will be provided to Client as part of this SOW:

Page 9 of 17        Brand Integrity®
Brand Integrity (02.12.13).docx        The Experience Management Company

Deliverables by Phase

Phase 1: Getting Started	Phase II: Refreshed Values	Phase III: Recognition Program Rollout	Phase IV: Managing & Measuring the Recognition Program
1. Project plan including timeline, key milestones, roles and responsibilities, etc.	6. Constellation Basic Behaviors (list of 15- 20 behaviors)	7. Completed program design specifications guide	15. Training for Constellation help desk employees for front line program support.

2. Communications plan		8. Single sign-on and HR data integration	16. Training for program admin(s) on management functionality and best practices.

3. Draft communication content for all phases of project		9. Company-wide access to recognition program (online and offline) configured according to specifications	17. Annual program review presentation

4. Rollout plan		10. Train-the-trainer facilitator guides	18. Ongoing strategic recommendations from BI acct manager.

5. Top program objectives		11. 12 month plan for ongoing training and reinforcement with managers

12. Managing the Experience tools for managers (online and hard-copy)

13. Workshop delivered for trainer shadowing to reinforce learning

14. Ongoing trainer webinars and calls to reinforce learning

Page 10 of 17        Brand Integrity®
Brand Integrity (02.12.13).docx        The Experience Management Company

Proposed Project Timing

Provided that Contractor receives necessary and reasonable support from Client, Contractor agrees to use its best efforts to meet the following timeline:

Phases	Estimated Timing
Getting Started and Enhancing the “Refreshed” Values (Phases I and II)
•    Finalize roll-out plan for Constellation Recognition Program
•    Plan key milestones and timing for roll-out
•    Determine measures of success
•    Finalize behaviors
Completion by March 8, 2013
Program Design and Managing the Experience Certification (Phase III) • Technical configuration and setup • Train-the-Trainer • All employee platform rollout	Completion by April 30, 2013
Managing and Measuring the Constellation Recognition Program (Phase IV) • General account management • Ongoing technical support, upgrades and enhancements	May 1, 2013 – April 30, 2014
Note: Timing above is approximate and is subject to change based on agreed-upon project plan and making timely project decisions/milestones on time.

Planned Investment
$150,000
Note: This does not include project-related expenses which are reimbursable pursuant to the Professional Services Contract. Such reimbursable expenses will be billed at cost and included with invoices as appropriate.
The planned investment amount set forth above assumes the successful completion of each phase described above. Signing of this SOW only obligates Constellation to make the initial payment set forth in the Potential Point License Agreement included as part of this SOW. Additional payments will due and earned as set forth in the Potential Point License Agreement assuming that neither the Professional Services Contract nor this SOW are terminated. For planning purposes, the estimated Potential Point Recognition program annual license fee (starting in approximately April 2014) would be approximately $70,000. Fee includes services related to the deliverables described in this SOW and shall include:

•	Customer service, technical support (phone and e-mail), and platform upgrades and enhancements.

•	Dedicated Brand Integrity Account Manager (Client Partner) to:

>	Monitor participation and track success metrics.

>	Make ongoing strategic recommendations.

•	Enterprise software license access to one core application (Strategic Recognition).

•	Enterprise content license for Managing the Experience facilitator guides and manager tools.

Page 11 of 17        Brand Integrity®
Brand Integrity (02.12.13).docx        The Experience Management Company

Potential Point License Agreement

1.
SOW Term. Contractor will license to Client the Potential Point strategic recognition platform described above in this SOW or below in this License Agreement (the “Application”) and provide to Client the services related to the implementation and management of the Application and/or the deliverables described above (the “Application Services”) beginning on February 12, 2013 and continuing for a term extending for twelve (12) months following the completion of setup and training and when Application Services are available in a production environment (the “Initial Term”). Approximately thirty days before renewal, Contractor and Client will agree to renewal terms for upcoming year.

2.
Acceptance Period. Once Contractor has provided access to the Application and Application Services in a production environment, Client shall have the right to review and evaluate such Application and Application Services for the longer of thirty (30) days or until May 1, 2013 (the “Acceptance Period”) to determine if the Applications and Application Services are satisfactory to the Client.

3.
Acceptance. The Acceptance Period will begin when the Application and Application Services set forth above have been delivered and made available to Client in a production environment and shall conclude upon the earlier of expiration of the Acceptance Period or when written approval of the Application and Application Services is received from Client. If Client does not accept the Application and Application Services, it shall inform Contractor of such fact in writing within 10 days of the expiration of the Acceptance Period stating in reasonable detail its grounds for rejection. Contractor shall use its best efforts to correct any such identified defects as soon as reasonably possible following its receipt of Client’s rejection notice. In the event that Contractor fails to correct all such defects to Client’s satisfaction within 30 days of its delivery of the rejection notice, Client shall be entitled to terminate the Professional Services Contract and/or this SOW.

4.	Application Services.

A.
Licensed Application. This SOW entails, and Contractor hereby grants Client, a non-exclusive, non-transferable, world-wide, royalty free, revocable license of the following Application during the Initial Term and any renewal terms:

•
Potential Point Platform: Web-based solution, which is being hosted by Contractor, for access by up to 4,500 individually named users. Notwithstanding anything to the contrary in this SOW, any rights granted to Client hereunder are deemed to be granted as well to each of Client’s affiliated entities, and for purposes of this SOW in any such cases the term “Client” refers to Client and each of its applicable affiliated entities.

B.	This SOW also entails, and Contactor hereby agrees to provide Client, the following Application Services to be provided during the Initial Term and any renewal terms:

•
Application Services Hosting. The Application will be hosted by Contractor and will be installed at the following Contractor co-location facility: ITX Corp., Frontier CyberCenter, 120 North Plymouth Avenue in downtown Rochester, New York. Contractor shall ensure that any Client Data stored on its servers will be housed in a segregated and secured environment.

•
Maintenance and Support: Contractor represents and warrants that it will use commercially reasonable efforts to (a) make the Application available twenty-four (24) hours a day, seven (7) days a week, at least ninety-nine point five percent (99.5%) of the time as measured on a monthly basis, excluding Excused Downtime (as defined below), (b) advise Client in advance of scheduled Excused Downtime, (c) promptly notify Client and promptly restore services during any period of unavailability not constituting Excused Downtime, and (d) provide commercially reasonable support for the Application. In the event Contractor does not achieve the targeted

Page 12 of 17        Brand Integrity®
Brand Integrity (02.12.13).docx        The Experience Management Company

level of availability set forth above for any month during the term of this SOW, Contractor shall provide Client with a Service Level Credit (“SLC”) as follows:
SLC Calculation = ( # hours where service level not met x Hourly Cost of Service)
Hourly Cost of Service Calculation: = $70,000 approximate license / 8760 hours = $7.99 (Cost I Hour)
If any fees in excess of any monthly SLC are due to be invoiced to Client within 30 days, the SLC shall be applied to that invoice. If fees in excess of any monthly SLC are NOT due to be invoiced to Client within 30 days, Contractor shall remit the applicable SLC to Client in cash.

5.
Managing the Experience Certification. Upon the completion of training by Client’s Certified Trainers, Client is granted a non-exclusive, non-transferable, world-wide, royalty free, revocable right, during the initial one year term of this SOW and any subsequent one year renewal terms, for Certified Trainers sponsored by the Client to use the training materials and course materials solely to train managers and supervisors employed by Client’s organization.

In order to provide training using the course materials, certified trainers must successfully complete the Managing the Experience certification and periodic recertification training as may be reasonably required by Brand Integrity. Brand Integrity may periodically provide webinars to Trainers regarding new tools and enhancements. The training is organization-specific (i.e., Client and its affiliated entities) and certified trainers may train only employees within Client’s organization. Client shall endeavor to have trainers agree to provide feedback to Brand Integrity if contacted for the purpose of trainer development.
Client’s organization may make copies of the course materials (as modified as permitted herein) solely to allow its certified trainers to train the organization’s employees. The organization may make minor modifications to customize the course materials for the organization’s use, such as adding the organization’s name and logo or changing the term “customer” to another term. Any material modifications to the course materials by the organization require prior written approval from Brand Integrity. Except to the extent they include Client Data (defined below), the training materials, and the course materials and any modifications thereto, and all intellectual property rights therein, shall be the sole and exclusive property of Brand Integrity. Except to the extent they include Client Data (defined below), the training materials and course materials are copyrighted by Brand Integrity. All copies of the course materials (including any permitted modifications) must include Brand Integrity’s name and copyright notice. Nothing in this SOW transfers any ownership of or right to retain or use the training materials or course materials or any copies thereof beyond the term of this SOW.
To remain certified, the organization shall have at least one (1) certified trainer at all times. If the sufficient number of certified trainer(s) are no longer certified or no longer employed by the organization, replacement certified trainer(s) shall be trained.
Any other reference to Brand Integrity, the training materials or the course materials in internal or external presentations, speeches, promotions, or any other use is subject to the Achieve Brand Integrity Usage Guide provided to Client prior to the date of this SOW (or, except to the extent the terms of which are commercially unreasonable, any subsequent update of such guide that is provided to Client).
Any use of the training materials or the course materials outside of the authorized parameters of this SOW, or any other violation of the terms herein shall be deemed a material breach of this SOW and shall be cause for termination of this SOW and organization’s rights hereunder. Termination shall be in addition to and not in lieu of any other rights.

6.
Timeline / Target Delivery Dates. The Contractor shall schedule kickoff meeting with Client upon receipt of this SOW, signed by Client. Provided that Contractor receives necessary and reasonable support from Client, Contractor agrees to use its best efforts to provide the Application and Application Services upon the timeline set forth above in this Exhibit A under the heading “Proposed Project Timing.”

Page 13 of 17        Brand Integrity®
Brand Integrity (02.12.13).docx        The Experience Management Company

7.
Fixed Fees and Payment Timing for Initial Term. In exchange for the license to the Application and for the associated Application Services described in this SOW, Client shall pay the following Fixed Fees:

Payment Amount	Payment Timing
$80,000	Upon the complete signature and exchange of this SOW and the associated Professional Services Contract
$70,000
For Contractor’s management of the Application and delivery of the associated Application Services for the 12 month period following Client’s “Acceptance” – Shall not be due and owing until the later of Client’s “Acceptance” or May 1, 2013.

Notwithstanding anything to the contrary in the terms, if the term of Contractor’s management of the Application and delivery of the associated Application Services is extended beyond the initial 12-month period following Client’s Acceptance, the Fixed Fees associated with such services shall not exceed $70,000 for the following 12 month period nor increase by more than 5% per year following that. (In addition, if Client needs to add more users than the 4,500 users provided for in Section 4.A. above, Contractor agrees that the cost of any such additional users shall not exceed $20 per addional user.)

The fees associated with the number of Individually Named Users cannot be decreased during the relevant subscription term. Fixed fees are based on monthly periods that begin on the SOW Term Date and each monthly anniversary thereof; therefore, fees for additional Individually Named Users added in the middle of a monthly period will be charged for that full monthly period and the monthly periods remaining in the subscription term.

Note: A change in scope (i.e., customization or systems integration beyond the scope) will result in a change to the fees, as set forth in a mutually agreed upon written amendment to this SOW.

Additional Services: Any services in addition to those described herein will be delivered pursuant to a separately executed Statement of Work signed by both Parties.

8.
Rewards. Should a rewards program be implemented as part of the Application Services and Contractor is responsible for fulfilling reward purchases, Client will be invoiced as needed to maintain adequate funds for point purchases. Client will initially be invoiced an amount for which Contractor can use to purchase redeemed goods. When that balance reaches a threshold, another invoice will be sent to maintain adequate funds for fulfillment.

9.
Application Configuration. Application and Application Services allow for extensive configuration to meet the needs of the Client. Customization beyond what is configurable in the Application is considered beyond the scope of this SOW. Contractor will make available to Client a list of all Configurable settings upon request.

10.
Taxes. Unless otherwise stated, Fees do not include any taxes, levies, duties or similar governmental assessments of any nature, including but not limited to value-added, sales, use or withholding taxes, assessable by any local, state, provincial, federal or foreign jurisdiction (collectively, " Taxes"). The Client is responsible for paying all Taxes directly associated with purchases hereunder. If Contractor has the legal obligation to pay or collect Taxes for which Client is responsible under this paragraph, the appropriate amount shall be invoiced to and paid by Client, unless Client provides Contractor with a valid tax exemption certificate

Page 14 of 17        Brand Integrity®
Brand Integrity (02.12.13).docx        The Experience Management Company

authorized by the appropriate taxing authority. For clarity, Contractor is solely responsible for Taxes assessable against it based on Contractor’s income, property and employees.

11.
Ownership of Client Data. As between Contractor and Client, Client exclusively owns all rights, title, and interest in and to all of “Client Data.” As used in this agreement, “Client Data” shall include, but not be limited to, information concerning Client company values and associated behaviors and leadership traits, company strategy, company objectives, and company finances disclosed, identified or refined as part of this SOW, information concerning the employees or customers of Client or its affiliated entities identified, disclosed or revealed during any phase of this SOW, and any employee or customer-related information provided by Client or employees or customers of Client or its affiliated entities through or in connection with the Application and Application Services. Client Data shall also include any and all data, reports, or summaries generated by the Application and Application Services concerning Client and/or its affiliated entities. To the extent that Client Data includes proprietary methods or other intellectual property rights previously developed or copyrighted by Contractor, Contractor hereby grants Client a perpetual, non-transferable, royalty-free, world-wide license to use such items in connection with the use of the deliverables for its internal business purposes.

12.
Protection of Client Data. In addition to any confidentiality requirements pursuant to the Professional Service Contract, Contractor shall maintain appropriate administrative, physical, and technical safeguards for protection of the security, confidentiality and integrity of Client Data. Contractor shall not (a) modify Client Data, (b) disclose Client Data except as compelled by law or as expressly permitted in writing by Client, or (c) access Client Data except to provide the Application Services or prevent or address service or technical problems, or at Client request in connection with customer support matters. Contractor’s obligations will also include but not be limited to (a) implementing and maintaining appropriate technical and organizational measures to protect Client Data against unauthorized or unlawful access and accidental destruction or loss and (b) ensuring the proper disposal of Client Data.

13.
Return of Client Data. Notwithstanding anything to the contrary set forth in this Agreement, upon request by Client made within 30 days after the effective date of termination of Application Services, Contractor will make available to Client for download a file of Client Data in comma separated value (.csv) format within 30 days. After such 30-day period and Contractor’s delivery of any requested Client Data, Contractor shall have no obligation to maintain or provide any of Client Data and shall thereafter, unless legally prohibited, delete all of Client Data in Contractor systems or otherwise in Contractor possession or under Contractor control.

14.
Ownership or Proprietary Markings. Client acknowledges and agrees that this SOW grants Client only a limited right to access and use the Application in accordance with the terms and conditions set forth herein, and that Contractor is and shall remain the owner of all right, title and interest in and to the Application (excepting any Client Data), including without limitation all applicable copyrights, patents, trade secrets, source code, object code, know-how and other intellectual property rights therein and all derivative works based thereon (including without limitation any customizations to the Application requested by Client). Client shall not by virtue of this SOW acquire any rights in or to any of the foregoing other than the limited license granted hereby. Client shall not (and shall not permit any other person to) obscure, alter, or remove any Contractor copyright, trademark, patent, or other proprietary notice, label, or marking from the Licensed Application or any related documents or materials.

15.
Noninfringement. Contractor (a) represents and warrants that the Application and Application Services shall not infringe or misappropriate any trade secret, copyright, patent, trademark or other intellectual property right and (b) shall indemnify, hold harmless and defend Client, Client’s affiliated entities and their respected officers, directors and employees, from and against any and all claims, demands, losses, liabilities, damages, judgments, costs, and expenses (“Claims”) arising from any allegation that the Application or Application Services or any written materials, reports, software or other work product Contractor provides to Client pursuant to this SOW infringe any trade secret, copyright, patent, trademark or other intellectual property right. Contractor shall have control of the defense and shall defend at its own cost any Claim. In the defense or settlement of any Claim, provided this SOW has not been terminated, Contractor shall, in its reasonable

Page 15 of 17        Brand Integrity®
Brand Integrity (02.12.13).docx        The Experience Management Company

judgment an at its option and expense: (i) obtain for Client the right to continue using the Application and Application Services and related materials, (ii) replace or modify the Application and Application Services or related materials so that the same becomes non-infringing while giving equivalent performance, (iii) or, if neither of the foregoing are commercially reasonable, terminate the Agreement up the pro rata refund to Client of license fees paid by Client for the then-current term.

16.
Warranty. Contractor represents and warrants that (a) it is not aware of any defects in the Application or Application Services or other reason why the Application and Application Services will not operate in all material respects in conformity with any documentation or demonstrations provided to Client by or on behalf of Contractor and (b) Contractor uses a reliable virus detection system and that the Application and Application Services contain no computer viruses, Trojan horses, time bombs or disabling code of any kind or form.

17.
No Reproduction or Reverse Engineering. Client acknowledges that the Application constitutes a valuable proprietary product of Contractor, the contents of which were developed by or on behalf of Contractor with substantial time, effort, creativity, and expense. Client shall not (and shall not permit any other person to) reproduce, duplicate, copy, translate, alter, modify, disassemble, decompile, reverse engineer, or create any derivative works based on the Application, or attempt to discover any underlying source code of the Application or otherwise reduce the Application software to human-readable form. Any such action taken without Contractor’s express written consent will result in automatic termination of this SOW, without any prejudice to the rights of Contractor.

18.
No Transfer. The license granted hereby is personal to Client. Client shall not, without Contractor’s prior written consent, sell, resell, sublicense, distribute, lease, or otherwise transfer or share (including any transfer by operation of law) to any third party (including without limitation any affiliated or related party) any right granted to Client hereunder or otherwise make all or any portion of the Application available to any third party. Any purported transfer or sublicense by Client in violation of this SOW shall be void and shall automatically terminate this SOW.

19.
Excused Downtime. “Excused Downtime” means down time to perform Scheduled Maintenance, down time to perform maintenance or support services with respect to any applicable software or hardware or other separate written agreement between the parties, and downtime caused by circumstances beyond Contractor’s reasonable control, including without limitation, acts of God, acts of government, flood, fire, earthquakes, civil unrest, acts of terror, strikes or other labor problems (other than those involving Contractor’s employees or other agents), and computer or telecommunications failures or delays involving hardware or software not within Contractor’s possession or control.

20.
Scheduled Maintenance. “Scheduled Maintenance” means any commercially reasonable scheduled outages or down-time for maintenance, upgrades, enhancements, or changes to the Application or Application Services.

Each party is signing this SOW on the date set forth below as authorized representatives of Client and Contractor, representing that Client and Contractor have read this SOW, understand it, and agree to be bound by it

CONSTELLATION BRANDS, INC.	ACHIEVE BRAND INTEGRITY, LLC

/s/ Barbara J. Egenhofer	/s/ Patrick Ahern
(Authorized Signature)	(Authorized Signature)
Barbara J. Egenhofer Vice President, OD&L/Recruiting	Patrick Ahern SVP Business Development
(Name and Title)	(Name and Title) 2.13.13

Page 16 of 17        Brand Integrity®
Brand Integrity (02.12.13).docx        The Experience Management Company

[Page intentionally left blank]

Page 17 of 17        Brand Integrity®
Brand Integrity (02.12.13).docx        The Experience Management Company